Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC
ACCOUNTING FIRM

February 19, 2021

Board of Directors of Airto, Inc.:

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our reports dated August 17, 2020, with respect to the restated balance sheets of Airto, Inc. (d/b/a SAM Email) as of December 31, 2019 and 2018 and the related restated statements of operations, shareholders’ equity/deficit and cash flows for the calendar year periods thus ended and the related notes to the financial statements.

/s/ IndigoSpire CPA Group LLC

Aurora, CA

February 19, 2021